United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2011, the Board of Directors of ePlus inc. (the “Corporation”) approved an amendment to the Corporation’s 2008 Non-Employee Director Long-Term Incentive Plan.  The plan was amended to provide that holders of restricted stock would not be entitled to receive cash dividends until the end of the restriction period.  The Board also approved changes to the terms of the Company's restricted stock awards and restricted stock units, as described below.

On September 13, 2011, the Compensation Committee of the Board of Directors of the Corporation approved changes to the terms of restricted stock awards and restricted stock unit awards for grants on or after September 23, 2011, to directors and employees, including executive officers of the Corporation. As amended, restricted stock, during the restriction period, will be credited for any dividends paid by the Corporation and paid at the end of the restriction period, and restricted stock units will not be entitled to dividends.  Restricted stock awards and restricted stock unit awards maybe granted under the Corporation’s 2008 Non-Employee Director Long-Term Incentive Plan and the 2008 Employee Long-Term Incentive Plan.

The foregoing description is qualified by reference to the amended 2008 Non-Employee Director Long-Term Incentive Plan, the forms of Restricted Stock, Restricted Stock Quarterly and Restricted Stock Unit award agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amended 2008 Non-Employee Director Long-Term Incentive Plan

10.2	Form of Award Agreement – Restricted Stock Award Agreement (for awards granted on or after September 23, 2011)

10.3	Form of Award Agreement – Restricted Stock Agreement (director quarterly grants only for awards granted on or after September 23, 2011)

10.4	Form of Award Agreement – Restricted Stock Unit Award Agreement (for awards granted on or after September 23, 2011)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: September 26, 2011